Exhibit 99.1

Aethlon Announces Reverse Stock Split

SAN DIEGO, Oct. 14, 2019 /PRNewswire/ -- Aethlon Medical, Inc. (Nasdaq: AEMD) (“Aethlon” or the “Company”), a therapeutic medical device and technology company focused on unmet needs in global health, announced today that at the annual meeting of stockholders of the Company, held October 14, 2019, its stockholders voted to approve a proposal authorizing the Board of Directors of the Company to effect a reverse stock split of Aethlon’s outstanding common stock.  Following the special meeting of stockholders, the Board of Directors approved a 1-for-15 reverse stock split.

The effective time of the reverse stock split will be 5:00 p.m. ET on October 14, 2019.  The Company’s shares will begin trading on a split-adjusted basis commencing upon market opening on October 15, 2019.

“By approving the reverse split, Aethlon’s stockholders affirmatively responded to management’s pledge to continue to maintain capital efficiency as Aethlon seeks to unlock the value of the Hemopurifier and its other assets,” said Timothy C. Rodell, M.D., FCCP, Interim Chief Executive Officer of Aethlon, “and consequently, Aethlon has taken a crucial step in preserving its Nasdaq listing and access to equity capital.”

As a result of the reverse split, each 15 shares of the Company's issued and outstanding common stock were automatically combined and converted into one issued and outstanding share of common stock, par value $0.001 per share, and there are now approximately 1.35 million shares of common stock issued and outstanding.  The common shares will trade under a new CUSIP number, 00808Y307, effective October 15, 2019, and remain listed on the Nasdaq Capital Market under the symbol "AEMD".  All warrants to purchase common stock, stock options and restricted stock units of the Company outstanding immediately prior to the reverse stock split have been proportionally adjusted. No fractional shares of common stock will be issued as a result of the reverse stock split. Instead, in lieu of any fractional shares, the Company will issue to such stockholder such additional fraction of a share as is necessary to increase such resulting fractional share to a full share of common stock.

Aethlon’s transfer agent, Computershare Trust Company, N.A., is acting as the exchange agent for the reverse stock split. Computershare will provide instructions to stockholders of record regarding the exchange of stock certificates, as applicable. Stockholders who hold their shares in brokerage accounts or “street name” are not required to take any action to effect the exchange of their shares. Stockholders with questions related to the transfer or mechanics of the reverse, may contact Computershare at 462 South Fourth Street, Suite 1600 Louisville, KY 40202 or by phone at 1-800-546-5141.

About Aethlon and the Hemopurifier®

Aethlon is focused on addressing unmet needs in global health. The Aethlon Hemopurifier is a clinical- stage immunotherapeutic device designed to combat cancer and life-threatening viral infections. In cancer, the Hemopurifier depletes the presence of circulating tumor-derived exosomes that promote immune suppression.

These tumor derived exosomes also seed the spread of metastases and inhibit the benefit of leading cancer therapies. The Hemopurifier® is an FDA designated "Breakthrough Device" related to the treatment of individuals with advanced or metastatic cancer who are either unresponsive to or intolerant of standard of care therapy, and with cancer types in which exosomes have been shown to participate in the development or severity of the disease cancer. The Hemopurifier also holds a Breakthrough Device designation related to life-threatening viruses that are not addressed with approved therapies.

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Aethlon also owns 80% of Exosome Sciences, Inc., which is focused on the discovery of exosomal biomarkers to diagnose and monitor cancer and neurological disease progression. Additional information can be found online at www.AethlonMedical.com and www.ExosomeSciences.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks and uncertainties. Statements containing words such as "may," "believe," "anticipate," "expect," "intend," "plan," "project," "will," "projections," "estimate," "potentially" or similar expressions constitute forward-looking statements. Such forward-looking statements are subject to significant risks and uncertainties and actual results may differ materially from the results anticipated in the forward-looking statements. These forward-looking statements are based upon Aethlon’s current expectations and involve assumptions that may never materialize or may prove to be incorrect. Factors that may contribute to such differences include, without limitation, the Company’s ability to meet and maintain the minimum bid price and minimum stockholders' equity requirements of the Nasdaq Capital Market, or any other national securities exchange, its ability to raise additional funds, the Company’s ability to successfully complete future studies with its Hemopurifier and other potential products and other risks. The foregoing list of risks and uncertainties is illustrative, but is not exhaustive. Additional factors that could cause results to differ materially from those anticipated in forward-looking statements can be found under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended March 31, 2019, and in the Company's other filings with the Securities and Exchange Commission, including its quarterly Reports on Form 10-Q. All forward-looking statements contained in this press release speak only as of the date on which they were made. Except as may be required by law, the Company does not intend, nor does it undertake any duty, to update this information to reflect future events or circumstances.

Company Contact:

Jim Frakes

Chief Financial Officer Aethlon Medical, Inc. 858-459-7800 x3300

Jfrakes@aethlonmedical.com

SOURCE Aethlon Medical, Inc.

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